BDO Dunwoody LLP 600 Park Place

Chartered Accountants and Consultants 666 Burrard Street

Vancouver, BC, Canada V6C 2X8

Telephone: (604) 688-5421

Telefax: (604) 688-5132

E-mail: vancouver@bdo.ca

www.bdo.ca

Wood Products, Inc.
8360 Fairfax Place
Richmond, BC
V7C 3Z1

Dear Sirs:

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated May 27, 2002, relating to the financial statements of Wood Products, Inc. ("the Company"), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours truly,

/s/ BDO DUNWOODY LLP

Chartered Accountants

Vancouver, Canada

September 3, 2002